Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Investors Bancorp, Inc.:
We consent to the incorporation by reference in the registration statement (No. 333-146894) on Form S-8 of our reports dated March 1, 2013, with respect to the consolidated balance sheets of Investors Bancorp, Inc. and subsidiaries (the Company) as of December 31, 2012 and 2011, and the related consolidated statements of income, comprehensive income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2012, and the effectiveness of internal control over financial reporting as of December 31, 2012, which reports are included in the December 31, 2012 Annual Report on Form 10-K of Investors Bancorp, Inc.
/s/ KPMG LLP
Short Hills, New Jersey
March 1, 2013